Board of Directors of Exide Technologies
13000 Deerfield Parkway
Building 200
Milton, Georgia 30004

July 26, 2010

Mr. Gordon A. Ulsh Chief Executive Officer Exide Technologies 13000 Deerfield Parkway Building 200 Milton, Georgia 30004

Re: Side Letter to Amended and Restated Employment Agreement

Dear Mr. Ulsh:

This letter agreement (this “Letter Agreement”) is executed and delivered as an amendment to the Amended and Restated Employment Agreement (as subsequently modified, supplemented or amended from time to time, the “Employment Agreement”), dated as of January 31, 2008, by and between you, Gordon A. Ulsh, (the “Executive”) and Exide Technologies, a Delaware corporation (the “Company”). Except as otherwise defined herein, capitalized terms used in this Letter Agreement have the meanings assigned to them in the Employment Agreement.

The undersigned hereby acknowledge and agree as follows:

1. Additional Payment. To the extent that there is an increase in the highest aggregate federal and state marginal tax rate for an individual residing in the state of Georgia with respect to income recognized in 2011 as compared to 2010 (such increase in tax rate referred to herein as the “Increase in Tax Rate”), and Executive, pursuant to Sections 5(f)(v) and 5(f)(vi) of the Employment Agreement, recognizes taxable income in 2011 as a result of his receipt of certain share certificates six months after Executive’s separation from service (the “Deferred Share Certificates”), then the Company shall pay to the Executive an additional amount (the “Additional Amount”). The Additional Amount shall be calculated such that, after Executive’s payment of all taxes incurred by Executive as result of Executive’s receipt of the Additional Amount, Executive retains an amount equal to the Increase in Tax Rate multiplied by the taxable income recognized by Executive in 2011 as a result of his receipt of the Deferred Share Certificates; provided that such taxable income shall be based on the closing price of the Company’s common stock on The NASDAQ Global Market on December 31, 2011 if such closing price on January 26, 2011 is higher than the closing price on December 31, 2010. The Additional Payment, if any, shall be paid by the company to the Executive on the later of April 15, 2012 or any other date in 2012 on which the Executive files his federal and state tax returns for the calendar year ended December 31, 2011.

2 Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

3. Notice. For the purposes of this Letter Agreement, notices, demands and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered in accordance with Section 12 of the Employment Agreement.

4. Successors; Binding Letter Agreement. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Letter Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

5. Amendment. No provisions of this Letter Agreement may be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6. Governing Law. This Letter Agreement is governed by, and is to be construed and enforced in accordance with, the laws of Delaware without regard to principles of conflicts of laws. If, under such law, any portion of this Letter Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Letter Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

7. Counterparts. This Letter Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8. Effect on Employment Agreement. Except as otherwise expressly set forth herein, this Letter Agreement shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations or agreements contained in the Employment Agreement and the Employment Agreement shall remain in full force and effect in accordance with its terms.

9. Section Headings. The section headings in this Letter Agreement are for convenience of reference only, and they form no part of this Letter Agreement and shall not affect its interpretation.

Please confirm your undersigning of, and legally binding agreement with, the foregoing by signing and returning a copy of this Letter Agreement to the undersigned at the address set forth above.

Sincerely,

John P. Reilly,
Chairman of the Board of Directors

ACCEPTED AND AGREED

Gordon A. Ulsh

Dated: